Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

SECOND QUARTER 2006 RESULTS

- Sales of $112.4 Million, Order Intake of $124.0 Million -

- Income from Continuing Operations of $0.22 Per Diluted Share -

- Share Buyback Program Approved -

Irvine, California – July 26, 2006 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter ended July 1, 2006, and provided guidance regarding its expected financial performance in the third quarter and full year 2006.

All statements in this press release refer to continuing operations unless otherwise indicated.

Newport reported income from continuing operations in the second quarter of 2006 of $9.2 million, or $0.22 per diluted share, an increase of approximately 67% over the second quarter of 2005. Sales in the second quarter of 2006 totaled $112.4 million, an increase of approximately 14% over the $98.6 million recorded in the prior year period. New orders received in the second quarter totaled $124.0 million, an increase of approximately 22% over the $101.5 million recorded in the second quarter of 2005. These orders and sales resulted in a book-to-bill ratio of 1.1 in the second quarter of 2006.

Newport reported income from continuing operations in the first half of 2006 of $15.6 million, or $0.37 per diluted share, an increase of approximately 48% over the first half of 2005.

Sales in the first half of 2006 totaled $215.6 million, an increase of approximately 9% over the $196.9 million recorded in the first half of 2005. New orders received in the first half totaled $229.0 million, an increase of approximately 12% over the first half of 2005.

Robert G. Deuster, chairman and chief executive officer, said, “We are extremely pleased with the double-digit year-over-year growth in new orders, sales and profit that we saw in the second quarter. We believe that this continuing momentum is reflective of not only the success of our individual product lines, but of a growing appreciation among customers in a wide range of markets of the unique value that our ability to develop and build integrated solutions can provide to them. We are encouraged by our second quarter book-to-bill ratio of 1.1, which we believe positions us well for revenue growth in the future.”

Second quarter 2006 sales to customers in the scientific research and aerospace, defense and security markets were $35.7 million and represented approximately 32% of net sales. New orders received from customers in these markets in the second quarter of 2006 were $42.2 million, or approximately 34% of new orders. Sales in the first half of 2006 to customers in these markets were $72.1 million, or approximately 33% of net sales, and orders received totaled $75.4 million, or approximately 33% of new orders.

Second quarter 2006 sales to customers in the microelectronics market, which primarily includes semiconductor capital equipment customers, were $37.8 million, or approximately 34% of net sales. New orders received from customers in this market in the second quarter of 2006 were $43.5 million, or approximately 35% of new orders. Sales in the first half of 2006 to customers in the microelectronics market were $70.6 million, or approximately 33% of net sales. Orders received in the first half of 2006 were $80.9 million, or approximately 35% of new orders. Deuster noted, “Orders from microelectronics customers increased over 16% in the second quarter compared with the first quarter of 2006. This increase follows the 12% increase in the first quarter of 2006 compared with the fourth quarter of 2005. At this time, we expect this market to remain robust at least through the end of this year.”

Sales to customers in the life and health sciences market in the second quarter of 2006 were $19.2 million, or approximately 17% of net sales. New orders from customers in this market in the second quarter of 2006 were $18.4 million, or approximately 15% of new orders. Sales in the first half of 2006 to customers in the life and health sciences market were $35.7 million, or approximately 17% of net sales, and orders received were $33.8 million, or approximately 15% of new orders. “The use of ultrafast laser technology for biological studies is increasing worldwide. With our second quarter sales to customers in this market up 25% year-over-year, we are clearly benefiting from this trend due to our broad product portfolio in this area,” said Deuster.

Sales to customers in industrial and all other end markets in the second quarter of 2006 were $19.7 million, or approximately 17% of total sales. New orders from customers in these markets in the second quarter of 2006 were $19.9 million, or approximately 16% of total new orders. Sales in the first half of 2006 to customers in industrial and all other end markets were $37.2 million, or approximately 17% of total sales, and orders received were $38.9 million, or approximately 17% of total new orders.

The company’s gross profit for the second quarter of 2006 was $49.8 million, or 44.3% of net sales, compared with $41.2 million, or 41.7% of net sales, in the second quarter of 2005. The increase was due primarily to the operating leverage provided by the higher sales volume and to a more favorable mix of products sold. The company’s gross profit for the first half of 2006 was $93.2 million, or 43.2% of net sales, compared with $81.5 million, or 41.4% of net sales, in the first half of 2005.

Selling, general and administrative (SG&A) expenses for the second quarter of 2006 were $28.6 million, or 25.4% of net sales, compared with $25.1 million, or 25.5% of net sales, in the second quarter of 2005. SG&A expenses for the first half of 2006 were $55.1 million, or 25.6% of net sales, compared with $50.2 million, or 25.5% of net sales, in the first half of 2005. The increases in absolute dollars were due primarily to the impact of annual merit salary increases, higher incentive compensation, salary costs for new employees and increased variable expenses due to the higher sales level. In addition, SG&A expense for the second quarter and first half of 2006 included approximately $0.7 million and $1.8 million, respectively, of non-cash expense related to the company’s equity incentive programs, which the company expenses in accordance with SFAS No. 123R. Despite these increases, SG&A expense as a percentage of sales remained relatively constant between the second quarter of 2006 and the second quarter of 2005.

Research and development (R&D) expense for the second quarter of 2006 was $10.2 million, or 9.1% of net sales, compared with $8.9 million, or 9.0% of net sales, in the second quarter of 2005. R&D expense for the first half of 2006 was $20.1 million, or 9.3% of net sales, compared with $17.7 million, or 9.0% of net sales, in the first half of 2005. Deuster noted, “We continue to increase our R&D investment in key areas because we believe this investment is critical to driving continued intrinsic revenue growth through the introduction of new products and solutions for our customers.”

Interest and other income, net, totaled $0.4 million in the second quarter of 2006, compared with interest and other expense, net, of $0.8 million in the second quarter of 2005. Interest and other expense, net, totaled $0.2 million in the first half of 2006, compared with $1.2 million in the first half of 2005. In the second quarter of 2006, the company closed its sales office in Canada, realizing a gain of approximately $0.9 million for the recognition of previously accumulated translation adjustments.

The income tax provision for both the second quarter and first half of 2006 was $2.1 million, compared with $0.8 million for the second quarter of 2005, and $1.9 million for the first half of 2005. In the first quarter of 2006, the company’s income tax expense, which typically covers some minimum required state and foreign tax payments, was almost fully offset by an adjustment of $1.2 million to certain income tax contingency reserves that were no longer considered necessary.

The company’s cash, cash equivalents and marketable securities at the end of the second quarter of 2006 totaled $77.6 million, reflecting an increase of $0.6 million during the quarter. The increase in cash during the quarter resulted from strong earnings, which were offset in part by working capital changes associated with the higher sales levels, by approximately $4.8 million used to pay down its lines of credit in Japan, and by capital expenditures of $4.6 million related to the implementation of SAP and other company projects.

The company also noted that it is continuing its program to implement SAP as its global information system platform. The company spent approximately $1.6 million and $4.6 million on this initiative in the second quarter and first half of 2006, respectively, substantially all of which was capitalized in accordance with generally accepted accounting principles. The company noted that it is on track to transition to SAP at two facilities by the end of the third quarter of 2006, and that SAP will be implemented at the remaining facilities over the next 1.5 to 2 years. The project is expected to require a total of approximately $15 million in capital expenditures.

The company also announced that its Board of Directors has approved a share repurchase program, authorizing the company to buy back up to 4.2 million shares of its common stock. To date, the company has not made any purchases under this new program, which replaces the company’s previous repurchase program. The timing and amount of any future purchases will depend on factors including the share price, cash balance, expected cash requirements and general business and market conditions.

THIRD QUARTER AND FULL YEAR 2006 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the third quarter of 2006 are expected to be in the range of $110 million to $113 million. The company noted that the third quarter of its fiscal year is generally impacted by seasonally slow activity, primarily in Europe. Nevertheless, the company expects the sales level in the third quarter of 2006 to be similar to the second quarter of 2006. Sales at this level would reflect a 7% to 10% increase over the comparable quarter of 2005.

The company does not expect new orders in the third quarter of 2006 to reach the record level achieved in the second quarter of 2006; however, it does expect its book-to-bill ratio to again exceed 1.0 in the third quarter.

Gross margin for the third quarter of 2006 is expected to be approximately 42% to 44%, depending on the actual sales level and the mix of product sales.

SG&A expenses for the third quarter of 2006 are expected to be in the range of $28 million to $29 million, slightly higher compared with the second quarter of 2006, due primarily to higher non-cash stock compensation expense resulting from grants of performance-based restricted stock units made at the beginning of the third quarter of 2006.

R&D expenses for the third quarter are expected to be in the range of $10 million to $11 million.

The company expects to incur interest and other expense, net, of approximately $0.4 million in the third quarter.

The company expects its income tax rate to be approximately 18% to 19% in the third quarter of 2006. This amount will vary depending on certain state minimum taxes, taxes on foreign earnings and adjustments to reserve assumptions.

The company expects its number of diluted common shares outstanding for the third quarter of 2006 to be in the range of 42 million to 43 million, depending on the number of stock options exercised during the quarter and any share repurchases made by the company during the quarter.

Based on the factors noted above, the company expects earnings per diluted share in the third quarter of 2006 to be in the range of $0.18 to $0.21.

Based on its first half sales performance, its strong backlog and its expectation of a seasonally strong fourth quarter sales level, the company expects that its 2006 sales will meet or exceed the high end of the $420 million to $440 million range it provided previously, which would represent approximately a 10% year-over-year increase compared with 2005. Based on this expectation and its first half earnings level, the company expects that its earnings per diluted share for the full year, including stock option expense, will be near the high end of the range of $0.65 to $0.78 it provided previously.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to scientific research, microelectronics, life and health sciences, aerospace and defense/security, and general industrial markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, July 26, 2006, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s second quarter results and outlook for the third quarter and full year of 2006. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (800) 475-3716 within the U.S. and Canada or (719) 457-2728 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on July 26, 2006, through midnight Eastern time on Tuesday, August 1, 2006. The replay confirmation code is 4599356.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Third Quarter and Full Year 2006 Business Outlook” regarding Newport’s expected sales, book-to-bill ratio, gross margin, operating expenses, interest and other expense, net, income tax rate, number of diluted common shares and earnings per diluted share for the third quarter and full year 2006 and the statements made by Robert G. Deuster and the company regarding the company’s overall sales growth potential, potential sales levels in the microelectronics market, future R&D spending levels and potential revenue from new products, and the anticipated cost and implementation period of SAP that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2005, and in Newport’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$112,369	$98,636	$215,555	$196,866
Cost of sales	62,609	57,470	122,351	115,381

Gross profit	49,760	41,166	93,204	81,485
Selling, general and administrative expense	28,589	25,127	55,133	50,238
Research and development expense	10,200	8,925	20,136	17,652

Operating income	10,971	7,114	17,935	13,595
Interest and other income (expense), net	408	(759)	(216)	(1,197)

Income from continuing operations, before income taxes	11,379	6,355	17,719	12,398
Income tax provision	2,130	801	2,140	1,887

Income from continuing operations	9,249	5,554	15,579	10,511
Loss from discontinued operations, net of income taxes	—	(2,695)	(652)	(6,054)
Extraordinary gain on settlement of litigation	—	—	—	2,891

Net income	$9,249	$2,859	$14,927	$7,348

Basic income (loss) per share:
Income from continuing operations	$0.23	$0.13	$0.39	$0.24
Loss from discontinued operations	—	(0.06)	(0.02)	(0.14)
Extraordinary gain on settlement of litigation	—	—	—	0.07

Net income	$0.23	$0.07	$0.37	$0.17

Diluted income (loss) per share:
Income from continuing operations	$0.22	$0.13	$0.37	$0.24
Loss from discontinued operations	—	(0.07)	(0.01)	(0.14)
Extraordinary gain on settlement of litigation	—	—	—	0.07

Net income	$0.22	$0.06	$0.36	$0.17

Shares used in computation of income (loss) per share:
Basic	40,606	42,727	40,445	42,808
Diluted	41,852	44,263	41,778	44,321
Other operating data:
New orders received during the period	$123,997	$101,471	$228,968	$203,882
Backlog at end of period scheduled to ship within 12 months			$109,250	$104,807

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	July 1, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$38,559	$30,112
Marketable securities	39,032	40,910
Accounts receivable, net	78,510	75,222
Notes receivable, net	2,900	5,170
Inventories	80,027	75,504
Deferred income taxes	2,265	2,077
Prepaid expenses and other current assets	10,368	8,405

Total current assets	251,661	237,400
Property and equipment, net	54,180	50,424
Goodwill	173,440	173,440
Deferred income taxes	935	927
Intangible assets, net	48,892	50,840
Investments and other assets	15,904	16,375

	$545,012	$529,406

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$7,279	$12,559
Accounts payable	26,740	24,604
Accrued payroll and related expenses	21,145	22,562
Accrued expenses and other current liabilities	25,288	26,158
Accrued restructuring costs	771	1,122
Obligations under capital leases	82	77

Total current liabilities	81,305	87,082
Long-term debt	50,381	49,996
Obligations under capital leases, less current portion	1,330	1,299
Accrued pension, restructuring costs and other liabilities	14,609	14,446
Stockholders’ equity	397,387	376,583

	$545,012	$529,406

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